Exhibit 3.1

SECOND AMENDMENT TO

AMENDED AND RESTATED BY-LAWS OF

VOLT INFORMATION SCIENCES, INC.,

a New York corporation

This Second Amendment (this “Amendment”) to the Amended and Restated By-Laws (the “By-Laws”) of Volt Information Sciences, Inc. (the “Company”), is effective as of March 12, 2022.

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) previously adopted the By-Laws on October 30, 2015.

WHEREAS, the Board of Directors previously amended the By-Laws pursuant to that First Amendment to Amended and Restated By-Laws of Volt Information Sciences, Inc., dated as of September 7, 2017.

WHEREAS, the Board of Directors deems it advisable and in the best interest of the Company to amend the By-Laws as provided herein, which Amendment is being approved pursuant to Section 7.4 of the By-Laws and Section 708(d) of the New York Business Corporation Law.

NOW, THEREFORE, the members of the Board of Directors do hereby approve the following:

1.	Amendment to By-Laws. The By-Laws are hereby amended by inserting the following language immediately after Section 7.4 as a new Section 7.5:

7.5 Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the state and federal courts located in the state of New York shall be the sole and exclusive forum, to the fullest extent permitted by law, for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a breach of a fiduciary duty owed by, or other wrongdoing by, any of director, officer, employee or agent to the Corporation or the Corporation’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the Business Corporation Law of the State of New York, the Corporation’s certificate of incorporation, or the Corporation’s By-Laws, (d) any action to interpret, apply, enforce or determine the validity of the Corporation’s certificate of incorporation, or the Corporation’s By-Laws, or (e) any action asserting a claim governed by the internal affairs doctrine.

2.

Miscellaneous. Except as expressly amended by this Amendment, the By-Laws remain in full force and effect, and the Board of Directors hereby ratifies and confirms the terms, provisions and conditions thereof, as amended hereby.